Exhibit 10.36
AMENDMENT TO INTERCREDITOR AGREEMENT

This AMENDMENT (the “Amendment”) to the Intercreditor Agreement, dates as of October 15, 2009 (the “Agreement”) between Cancer Treatment Centers of America, Inc., an Illinois corporation (“CTCA”) and Firebird Global Master Fund Ltd., a Cayman Islands exempted company (“Firebird”), is made and entered into, effective as of May 31, 2010, and the Agreement is hereby amended as follows:

1.           Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

2.           Amendment.

Section 2.3(c)(8) is hereby deleted and replaced in its entirety with the following:

“8.           On or before September 30, 2011, AVAX must obtain financing that AVAX believes is reasonably sufficient to fund operation of the Lab and production of CTCA’s vaccines until at least December 31, 2011, and on or before June 30, 2012, AVAX must obtain financing that AVAX believes is reasonably sufficient to fund operation of the Lab and production of CTCA’s vaccines for a period of not less than one (1) year thereafter;”

3.           Governing Law.  The laws of the State of Delaware shall govern the validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the Members without regard to the principles of conflicts of laws.

4.           Counterparts.  This Amendment may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

5.           Effect.  Except as set forth in this Amendment, the Agreement shall remaining full force and effect.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered effective as of the date and year first written above.